Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2012 Results

Quarterly Adj. EBITDA increased to $257 million, 21% higher than a year ago

Shipments up 19% versus second quarter 2012 on improving thermal trends

Company reduces cost-per-ton guidance in key regions for full year 2012

Earnings Highlights

	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/12	9/30/11	9/30/12	9/30/11
Revenues	$1,087.6	$1,198.7	$3,190.8	$3,057.1
Income (Loss) from Operations	136.0	76.3	(398.9)	273.8
Net Income (Loss) (1)	45.8	8.9	(388.5)	70.8
Diluted EPS/LPS	0.22	0.04	(1.83)	0.39
Adjusted Net Income (1),(2)	41.8	7.4	12.0	143.9
Adjusted Diluted EPS (2)	0.20	0.03	0.06	0.78
Adjusted EBITDA (2)	$256.5	$211.5	$617.3	$650.7

(1) Net income attributable to ACI.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS (Oct. 26, 2012) — Arch Coal, Inc. (NYSE: ACI) today reported net income of $46 million, or $0.22 per diluted share, for the third quarter of 2012 compared with net income of $9 million, or $0.04 per diluted share, for the third quarter of 2011.  Excluding acquired sales contract amortization, exit costs arising from mine closures and the related tax effect of these items, third quarter adjusted earnings were $0.20 per share.

Arch shipped 37.5 million tons of coal in the third quarter of 2012, a decrease of 6 percent when compared with the third quarter of 2011 but an increase of 19 percent versus the second quarter of 2012.  Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) totaled $257 million in the third quarter of 2012, 21 percent higher than in the prior-year quarter and 41 percent higher than in the second quarter of 2012.  Revenues totaled $1.1 billion in the third quarter of 2012, a decline versus the prior-year quarter but an increase when compared with the second quarter of 2012.  Results for the third quarter of 2012 include an $80 million benefit from the reversal of a previously recorded legal contingency, or $54 million when adjusted for taxes and previously accrued interest expense.

“Arch’s third quarter performance reflects improvement over the second quarter due to our cost control efforts and modestly better domestic thermal markets driven by favorable summer weather and higher competing fuel prices,” said John W. Eaves, Arch’s president and chief executive officer.  “During the third quarter, we saw margins in both of our western regions expand due to increased shipment levels, higher price realizations and strong cost control.”

For the first nine months of 2012, Arch generated adjusted EBITDA of $617 million versus $651 million in the prior-year period.  Revenues rose 4 percent to $3.2 billion year-to-date in 2012.  Over this same time period, cash flow from operations totaled $356 million, while capital expenditures were $304 million, resulting in free cash flow of $52 million.

“Looking ahead, we believe global coal markets are in the process of correcting — with the domestic thermal market building some momentum while metallurgical markets are bottoming out,” said Eaves.  “Because we expect global coal market conditions to remain challenging in 2013, Arch is executing a strategy to successfully navigate this weak market.  Our plan is focused on improving operational efficiency, optimizing our asset base and preserving liquidity so we are well positioned to capitalize as the market recovers.”

Executing Our Plan

“We are prudently matching our production levels to market demand, reducing costs and lowering capital spending,” said Paul A. Lang, Arch’s executive vice president and chief operating officer.  “We anticipate that 2013 will be a difficult year for the coal industry, but we believe our ongoing efforts will allow Arch to emerge from this cyclical downturn as an even stronger company.”

In the third quarter, Arch took steps to rationalize its higher-cost metallurgical coal supply, including idling three smaller mines in Appalachia.  The operations affected were Bismarck, Carlos and Imperial, which produced a total of 1.0 million tons of coal in 2011.  At the same time, Arch continued to optimize its diverse, low-cost asset portfolio with the build out of the high-quality Leer metallurgical coal mine in the region.  The Leer mine’s development is on track, with the continuous miner equipment and preparation plant now in operation.  On Oct. 23, 2012, Leer shipped its first train, with customers in Europe as the coal’s final destination.  Arch currently expects the longwall at Leer to start up in the third quarter of 2013.

Arch also continued to demonstrate strong cost control at its operations during the third quarter, driven by ongoing efforts to improve operational efficiencies across all regions, as well as increased shipment levels in the Powder River Basin and in the Western Bituminous Region.  As a result, the company has further reduced its full year 2012 cash cost guidance range in each of its key operating regions.

Arch continues to evaluate current market conditions when assessing its future capital expenditure plans.  The company expects capital spending of approximately $350 million for 2013, below its estimated 2012 capital spending range of $410 million to $430 million.

Enhancing Liquidity

At Sept. 30, 2012, Arch had $650 million in available funds on its balance sheet, comprising $551 million in cash and $99 million in short-term interest-bearing securities.  The company also had more than $350 million of additional liquidity, primarily consisting of available capacity under its revolving credit facility and other short-term borrowing programs, bringing its total liquidity position at Sept. 30 to more than $1 billion.  Moreover, the company has no significant debt maturities before 2016.

“During the third quarter, we increased our cash position by more than $135 million and ended the quarter with no borrowings under our revolver,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “We are free cash flow positive year-to-date in 2012, and expect to end the year with roughly $600 million of cash and available funds on hand.  We remain committed to preserving and enhancing our liquidity as we position Arch to successfully navigate the current market conditions.”

Core Values

Arch operations received nine national, multi-state and statewide safety and environmental awards in the third quarter of 2012.  Most significantly, the Dugout Canyon mine in Utah was honored with the prestigious Sentinels of Safety award as the nation’s safest operation in the large underground mine category for 2011.  Also in the third quarter, Arch was the first mining company honored with the Conservation Legacy Award from the National Museum of Forest Service History for the company’s voluntary environmental efforts on public and private lands.

Arch’s third quarter 2012 lost-time safety incident rate of 0.67 per 200,000 employee-hours worked was three times better than the national coal industry average and 14 percent better than the company achieved in the third quarter of 2011.  Six of Arch’s operations and facilities attained A Perfect Zero — a dual goal of operating without a reportable safety incident or an SMCRA environmental violation — for the three months ended Sept. 30, 2012.

“We commend the hard work by our employees at the six locations that achieved A Perfect Zero,” said Lang.  “We are always striving for continuous improvement in our safety performance — with a goal of achieving A Perfect Zero at all of our operations, every year.”

Operational Results

“Strong cost control in the third quarter led to higher cash margins in Arch’s western operating regions,” said Eaves.  “In Appalachia, the effect of lower thermal volumes drove third quarter cash costs higher versus the second quarter.  In addition, we shipped 2.1 million tons of metallurgical coal from Appalachia in the third quarter — 11 percent more than in the second quarter — and we expect to ship 7.5 million tons of coal into metallurgical markets during 2012.”

	Arch Coal, Inc.
	3Q12	2Q12	3Q11
Tons sold (in millions)	37.5	31.5	39.9
Average sales price per ton	$25.57	$28.44	$27.87
Cash cost per ton	$20.16	$22.42	$21.59
Cash margin per ton	$5.41	$6.02	$6.28
Total operating cost per ton	$23.50	$26.57	$25.03
Operating margin per ton	$2.07	$1.87	$2.84

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Third quarter 2012 consolidated per-ton operating margin expanded 11 percent versus the second quarter.  Sales volumes increased 19 percent in the third quarter versus the prior-quarter period, driven by increased shipments in the company’s western operating regions.  Consolidated sales price per ton declined 10 percent over the same time period, reflecting a larger percentage of Powder River Basin tons in Arch’s overall volume mix as well as lower volumes shipped from Appalachia.  Compared with the second quarter, consolidated cash cost per ton declined 10 percent in the third quarter, driven by strong operating performances in the company’s western regions and a larger percentage of lower-cost tons in the company’s overall volume mix.

	Powder River Basin
	3Q12	2Q12	3Q11
Tons sold (in millions)	27.7	21.8	28.8
Average sales price per ton	$13.79	$13.65	$13.62
Cash cost per ton	$10.92	$11.01	$10.68
Cash margin per ton	$2.87	$2.64	$2.94
Total operating cost per ton	$12.51	$12.71	$12.16
Operating margin per ton	$1.28	$0.94	$1.46

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, third quarter 2012 operating margin per ton increased 36 percent versus the second quarter, due to higher average realized prices and lower costs per ton.  Sales volumes increased 27 percent in the third quarter versus the prior-quarter period as shipments rose on improving trends in domestic thermal markets.  Average sales price rose $0.14 per ton over the same time period, due to a larger percentage of higher-priced tons in the company’s regional volume mix.  Cash cost decreased $0.09 per ton in the third quarter versus the second quarter, benefiting from the effect of higher shipment levels and strong cost control.

	Appalachia
	3Q12	2Q12	3Q11
Tons sold (in millions)	4.7	5.2	6.3
Average sales price per ton	$83.84	$85.45	$86.50
Cash cost per ton	$69.19	$67.78	$67.62
Cash margin per ton	$14.65	$17.67	$18.88
Total operating cost per ton	$82.41	$81.85	$79.23
Operating margin per ton	$1.43	$3.60	$7.27

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch recorded an operating margin of $1.43 per ton in the third quarter of 2012 versus $3.60 per ton in the second quarter.  Sales volumes declined 10 percent in the third quarter compared with the second quarter, as lower thermal sales offset higher metallurgical coal shipments.  Average sales price per ton declined over the same time period, driven by lower prices on metallurgical shipments.  Third quarter cash cost per ton increased slightly versus the prior-quarter period, due to the effect of lower volume levels and a larger percentage of metallurgical sales in the company’s regional volume mix.  Third quarter 2012 cash cost per ton in Appalachia would have been $1.35 per ton lower if the impact of previously announced idled operations were excluded.

	Western Bituminous Region
	3Q12	2Q12	3Q11
Tons sold (in millions)	4.6	4.0	4.2
Average sales price per ton*	$35.50	$33.35	$36.09
Cash cost per ton*	$23.94	$24.25	$25.77
Cash margin per ton	$11.56	$9.10	$10.32
Total operating cost per ton*	$27.84	$28.88	$30.29
Operating margin per ton	$7.66	$4.47	$5.80

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amounts reflected in this table have been adjusted for certain transactions.

In the Western Bituminous Region, third quarter 2012 operating margin per ton expanded 71 percent when compared with the second quarter.  Shipments rose in the third quarter versus the prior-quarter period despite the planned longwall move at Skyline, as mine inventory across the region was reduced due to improving domestic demand.  Average sales price increased $2.15 per ton over the same time period, benefitting from a favorable mix of customer shipments.  Third quarter cash cost decreased $0.31 per ton versus the second quarter, reflecting solid cost control across the operations, particularly at Arch’s West Elk and Sufco mines.  Looking ahead, the longwall at Skyline is expected to restart at the end of October.

Market Trends

Arch believes several factors will help rebalance global coal market fundamentals and set the stage for the next rebound:

•                  Prompt month natural gas prices have risen nearly 25 percent since the end of August and the forward curve is above $4 per million Btu, making western coals a competitively priced fuel for power generation.

•                  While U.S. coal demand for power generation is set to decline by more than 100 million tons in 2012 due to one of the mildest winters on record and decade-low natural gas prices, Arch believes coal consumption will grow again in 2013.  Coal demand could regain ground lost to competing fuels, including natural gas and hydroelectric power, and should increase on more normal winter temperatures.

•                  Coal stockpiles at U.S. power generators have declined from the record levels set in May 2012, and internal estimates suggest customer stockpiles could dip below 180 million tons at year’s end.  Over the course of 2013, Arch expects further liquidation of coal inventories at domestic power generators, helping to set the stage for a more balanced market.

•                  U.S. coal exports are projected to reach a record 125 million tons in 2012 even with anticipated slowing in the fourth quarter.  This record level would represent a more than doubling of coal exports since 2007.  During the next five years, Arch continues to expect U.S. exports to grow meaningfully as domestic port capacity is expanded, new power plants are built around the world and growing global infrastructure needs bolster steel and metallurgical coal demand.

•                  Despite strong hydroelectric generation year-to-date and recent reductions in steel production in China, that country is on pace to import between 220 million and 225 million metric tonnes of coal in 2012.  In addition, India’s recent blackouts may spur reform in the power and coal sectors, and encourage incremental infrastructure investment and coal imports over time.  Longer term, roughly 85 percent of the world’s 7 billion people will live in emerging economies — with 1.3 billion estimated to move into the middle class by 2020.  This class migration will drive resource demand over the next decade.

•                  Metallurgical markets are weak currently, as global steel demand has been temporarily constrained by the economic recession in Europe and slower-than-expected growth in China.  However, announced infrastructure spending in China and Brazil and stimulus spending in developed economies — along with global production curtailments and delayed mining capital investments — should tighten metallurgical markets in the future.

“While our third quarter results benefitted from the modest improvement in domestic thermal demand, the uncertainty in global and domestic economies could affect coal markets in 2013,” said Eaves.  “Longer term, we remain encouraged by the opportunities in seaborne coal markets and our forecast of 2 billion tonnes of seaborne coal demand by 2020 has not changed.”

Company Outlook

	2012		2013
	Tons	$ per ton	Tons	$ per ton
Sales Volume (in million tons)
Thermal	129-135
Metallurgical	7.5

Powder River Basin
Committed, Priced	105.7	$13.63	70.0	$14.14
Committed, Unpriced	0.4		10.9
Total Committed	106.1		80.9

Average Cash Cost		$11.00 - $11.30

Western Bituminous
Committed, Priced	14.9	$35.75	10.7	$39.10
Committed, Unpriced	0.2		0.6
Total Committed	15.1		11.3

Average Cash Cost		$23.00 - $25.50

Appalachia
Committed, Priced Thermal	10.9	$66.26	4.4	$62.12
Committed, Unpriced Thermal	0.3		0.3
Total Committed Thermal	11.2		4.7

Committed, Priced Metallurgical*	7.2	$115.01	0.4	$117.55
Committed, Unpriced Metallurgical	0.1		0.3
Total Committed Metallurgical	7.3		0.7

Average Cash Cost		$68.00 - $71.00

Illinois Basin
Committed, Priced	2.2	$41.49	1.9	$41.72
Average Cash Cost		$34.00 - $36.00

*Includes tonnage shortfall and carry over into 2013

Corporate (in $ millions)
D,D&A	$500 - $515
S,G&A	$125 - $135
Interest Expense	$300 - $310
Capital Expenditures	$410 - $430

“On the marketing front, we continue to manage our exposure by layering in sales as appropriate while maintaining leverage to capture potential upside,” said Eaves.  “We are also working with some metallurgical and thermal customers to shift previously committed tons into 2013, and are selectively placing small tonnage into the export market for the fourth quarter.”

“Looking ahead, we will prudently manage our capital, control our costs and preserve our liquidity under current market conditions,” added Eaves.  “We will also retain the flexibility to respond to improving coal market fundamentals, which we believe will occur over the course of 2013 and 2014.  As market conditions improve, Arch will leverage its superior low-cost asset base to create substantial value for shareholders.”

A conference call regarding Arch Coal’s third quarter 2012 financial results will be webcast live today at 11 a.m. Eastern time.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal is a top five global coal producer and marketer.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenues	$1,087,618	$1,198,673	$3,190,807	$3,057,139

Costs, expenses and other
Cost of sales	896,809	952,850	2,628,939	2,322,124
Depreciation, depletion and amortization	126,838	139,547	399,672	320,320
Amortization of acquired sales contracts, net	(4,093)	(12,698)	(22,561)	(5,492)
Change in fair value of coal derivatives and coal trading activities, net	5,840	8,360	(29,827)	9,248
Selling, general and administrative expenses	33,266	33,275	99,305	92,749
Legal contingencies	(79,532)	—	(79,532)	—
Mine closure and asset impairment costs	(2,194)	—	523,568	7,316
Goodwill impairment	—	—	115,791	—
Acquisition and transition costs - ICG	—	4,694	—	46,044
Other operating income, net	(25,276)	(3,611)	(45,605)	(9,018)
	951,658	1,122,417	3,589,750	2,783,291

Income (loss) from operations	135,960	76,256	(398,943)	273,848

Interest expense, net:
Interest expense	(75,710)	(77,694)	(229,210)	(154,523)
Interest and investment income	1,459	840	3,568	2,341
	(74,251)	(76,854)	(225,642)	(152,182)
Other nonoperating expenses
Bridge financing costs related to ICG	—	—	—	(49,490)
Net loss resulting from early retirement and refinancing of debt	—	(1,708)	(19,042)	(1,958)
	—	(1,708)	(19,042)	(51,448)

Income (loss) before income taxes	61,709	(2,306)	(643,627)	70,218
Provision for (benefit from) income taxes	15,958	(11,427)	(255,363)	(1,407)
Net income (loss)	45,751	9,121	(388,264)	71,625
Less: Net income attributable to noncontrolling interest	—	(231)	(268)	(822)
Net income (loss) attributable to Arch Coal, Inc.	$45,751	$8,890	$(388,532)	$70,803

Earnings (loss) per common share
Basic earnings (loss) per common share	$0.22	$0.04	$(1.83)	$0.39
Diluted earnings (loss) per common share	$0.22	$0.04	$(1.83)	$0.39

Weighted average shares outstanding
Basic	212,053	211,337	211,931	182,898
Diluted	212,076	211,974	211,931	183,850

Dividends declared per common share	$0.03	$0.11	$0.17	$0.32

Adjusted EBITDA (A)	$256,511	$211,458	$617,259	$650,739

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$550,756	$138,149
Restricted cash	3,450	10,322
Short term investments	99,359	—
Trade accounts receivable	277,634	380,595
Other receivables	71,114	88,584
Inventories	391,526	377,490
Prepaid royalties	12,120	21,944
Deferred income taxes	65,395	42,051
Coal derivative assets	40,837	13,335
Other	67,495	110,304
Total current assets	1,579,686	1,182,774

Property, plant and equipment, net	7,372,063	7,949,150

Other assets
Prepaid royalties	85,842	86,626
Goodwill	480,312	596,103
Equity investments	237,645	225,605
Other	180,306	173,701
Total other assets	984,105	1,082,035
Total assets	$9,935,854	$10,213,959

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$304,442	$383,782
Coal derivative liabilities	3,498	7,828
Accrued expenses and other current liabilities	355,448	348,207
Current maturities of debt and short-term borrowings	115,695	280,851
Total current liabilities	779,083	1,020,668
Long-term debt	4,465,445	3,762,297
Asset retirement obligations	426,044	446,784
Accrued pension benefits	45,160	48,244
Accrued postretirement benefits other than pension	41,061	42,309
Accrued workers’ compensation	85,251	71,948
Deferred income taxes	746,079	976,753
Other noncurrent liabilities	182,464	255,382
Total liabilities	6,770,587	6,624,385

Redeemable noncontrolling interest	—	11,534

Stockholders’ Equity
Common stock	2,141	2,136
Paid-in capital	3,024,435	3,015,349
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	197,749	622,353
Accumulated other comprehensive loss	(5,210)	(7,950)
Total stockholders’ equity	3,165,267	3,578,040
Total liabilities and stockholders’ equity	$9,935,854	$10,213,959

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
Operating activities
Net income (loss)	$(388,264)	$71,625
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	399,672	320,320
Amortization of acquired sales contracts, net	(22,561)	(5,492)
Bridge financing costs related to ICG	—	49,490
Net loss resulting from early retirement of debt and refinancing activities	19,042	1,958
Noncash mine closure and asset impairment costs	501,942	7,316
Goodwill impairment	115,791	—
Prepaid royalties expensed	19,802	26,880
Employee stock-based compensation expense	9,435	9,019
Amortization relating to financing activities	14,345	9,854
Changes in:
Receivables	102,252	(35,874)
Inventories	(16,635)	(23,716)
Coal derivative assets and liabilities	(29,523)	15,199
Accounts payable, accrued expenses and other current liabilities	(51,968)	3,742
Income taxes, net	22,048	(21,971)
Deferred income taxes	(255,530)	17,062
Other	(83,453)	25,955

Cash provided by operating activities	356,395	471,367

Investing activities
Acquisition of ICG, net of cash acquired	—	(2,894,339)
Change in restricted cash	6,872	(5,939)
Capital expenditures	(303,968)	(215,899)
Proceeds from dispositions of property, plant and equipment	22,624	25,133
Purchases of short term investments	(99,628)	—
Investments in and advances to affiliates	(12,685)	(56,827)
Purchase of noncontrolling interest	(17,500)	—
Additions to prepaid royalties	(9,192)	(26,135)

Cash used in investing activities	(413,477)	(3,174,006)

Financing activities
Proceeds from the issuance of senior notes	—	2,000,000
Proceeds from term note	1,386,000	—
Proceeds from the issuance of common stock, net	—	1,267,776
Payments to retire debt	(452,806)	(604,096)
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(381,300)	283,096
Payments on term note	(3,500)	—
Net payments on other debt	(13,078)	(8,792)
Debt financing costs	(34,686)	(114,587)
Dividends paid	(36,072)	(57,470)
Issuance of common stock under incentive plans	5,131	1,628

Cash provided by financing activities	469,689	2,767,555

Increase in cash and cash equivalents	412,607	64,916
Cash and cash equivalents, beginning of period	138,149	93,593

Cash and cash equivalents, end of period	$550,756	$158,509

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)

Indebtedness to banks under credit facilities	$100,000	$481,300
Term loan due 2018	1,383,375	—
6.75% senior notes ($450.0 million face value) due 2013	—	450,971
8.75% senior notes ($600.0 million face value) due 2016	590,475	588,974
7.00% senior notes due in 2019 at par	1,000,000	1,000,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	7,290	21,903
	4,581,140	4,043,148
Less: current maturities of debt and short-term borrowings	115,695	280,851
Long-term debt	$4,465,445	$3,762,297

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.  The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)
Net income (loss)	$45,751	$9,121	$(388,264)	$71,625
Income tax expense (benefit)	15,958	(11,427)	(255,363)	(1,407)
Interest expense, net	74,251	76,854	225,642	152,182
Depreciation, depletion and amortization	126,838	139,547	399,672	320,320
Amortization of acquired sales contracts, net	(4,093)	(12,698)	(22,561)	(5,492)
Acquisition and transition costs	—	8,584	—	55,569
Mine closure and asset impairment costs	(2,194)	—	523,568	7,316
Goodwill impairment	—	—	115,791	—
Other nonoperating expenses	—	1,708	19,042	51,448
Net income attributable to noncontrolling interest	—	(231)	(268)	(822)

Adjusted EBITDA	$256,511	$211,458	$617,259	$650,739

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)
Net income (loss) attributable to Arch Coal	$45,751	$8,890	$(388,532)	$70,803

Amortization of acquired sales contracts, net	(4,093)	(12,698)	(22,561)	(5,492)
Acquisition and transition costs	—	8,584	—	55,569
Mine closure and asset impairment costs	(2,194)	—	523,568	7,316
Goodwill impairment	—	—	115,791	—
Other nonoperating expenses	—	1,708	19,042	51,448
Tax impact of adjustments	2,326	890	(235,261)	(35,709)

Adjusted net income attributable to Arch Coal	$41,790	$7,374	$12,047	$143,935
Diluted weighted average shares outstanding	212,076	211,974	211,931	183,850

Diluted earnings (loss) per share	$0.22	$0.04	$(1.83)	$0.39

Amortization of acquired sales contracts, net	(0.02)	(0.06)	(0.11)	(0.03)
Acquisition and transition costs	—	0.04	—	0.30
Mine closure and asset impairment costs	(0.01)	—	2.47	0.04
Goodwill impairment	—	—	0.55	—
Other nonoperating expenses	—	0.01	0.09	0.28
Tax impact of adjustments	0.01	—	(1.11)	(0.20)

Adjusted diluted earnings per share	$0.20	$0.03	$0.06	$0.78